Exhibit 99.1

NEWS RELEASE	CONTACT:	Jason Korstange
(952) 745-2755
www.tcfbank.com

FOR IMMEDIATE RELEASE

 200 Lake Street East, Wayzata, MN 55391-1693

TCF to Pay Back $361.2 Million of TARP Preferred Stock and
Reduces Quarterly Common Stock Dividend to 5 Cents per Share

WAYZATA, MN, April 20, 2009 — TCF Financial Corporation (TCF) (NYSE:TCB) announced today that it has received approval from the U.S. Department of the Treasury (the “U.S. Treasury”) to repurchase all of its 361,172 outstanding shares of 5 percent Fixed Rate Cumulative Perpetual Preferred Stock, Series A, $.01 Par Value, at a total redemption price of $361.2 million plus a final pro rata accrued dividend.  As part of the repurchase of the preferred stock, TCF has the right to repurchase the common stock warrant issued to the U.S. Treasury under its Capital Purchase Program.   If TCF does not repurchase the warrant, the U.S. Treasury is required by law to liquidate it.

In accordance with recently published banking industry guidance from the Federal Reserve Board, TCF also announced today that its Board of Directors reduced the company’s regular quarterly cash dividend on common stock from 25 cents per share to 5 cents per share payable on May 29, 2009 to stockholders of record at the close of business on May 1, 2009.

 “Participation in the TARP has created a competitive disadvantage for TCF and we believe it is in the best interest of our stockholders to repurchase these shares,” reiterated TCF Chairman and Chief Executive Officer William A. Cooper.  “TCF is a safe and sound franchise and is uniquely positioned to be able to pay back the TARP funds to the government so that Congress can put the money to work where it is needed.  Furthermore, TCF’s earnings per share will improve by over 14 cents per share on an annualized basis as a result of eliminating its TARP dividend obligation.”

Cooper added, “Our capital position remains strong despite repayment of the TARP preferred stock.  Today’s investors value strong capital positions.  They understand that preservation of capital in today’s market makes TCF stronger and better able to withstand the current economic environment, support our loan and deposit growth, maintain our valuable customer relationships, and expand our current businesses and develop new ones.  TCF’s Board of Directors evaluates the dividend each quarter in accordance with regulatory guidance. Future increases in the dividend will be driven by earnings, capital and the economic environment.  We are committed to increasing the dividend as soon as fiscally possible.”

 With the redemption of the TARP preferred stock, TCF’s regulatory capital ratios will continue to be over the well-capitalized requirement of 6 percent in Tier 1 capital and over the well-capitalized requirement of 10 percent in total risk-based capital.  In addition, TCF’s tangible common equity ratio is well over 5 percent.

 TCF is a Wayzata, Minnesota-based national financial holding company with $16.7 billion in total assets.  The company has 448 banking offices in Minnesota, Illinois, Michigan, Colorado, Wisconsin, Indiana and Arizona, providing retail and commercial banking services.  TCF also conducts commercial leasing and equipment finance business in all 50 states and commercial inventory finance business in the U.S. and Canada.  For more information about TCF, please visit www.tcfbank.com.

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